PURCHASE AGREEMENT
                                   BETWEEN
                               FFTW FUNDS, INC.
                                     AND
                             William E. Vastardis

         FFTW Funds, Inc. (the "Fund"), an open-end management investment company, and William E. Vastardis (the "Purchaser"), intending to be legally bound, hereby agree as follows:

         1. In order to provide the Fund on behalf of its Mortgage LIBOR, Asset-Backed, U.S. Corporate, High Yield, Enhanced Index, International Opportunities, International Corporate, and Global High Yield (the "Portfolios") with its initial capital, the Fund hereby sells to Purchaser and Purchaser purchases 1 share of each of the eight Portfolios, par value $0.001 per share, at a price of $10.00 per share. The Fund hereby acknowledges receipt from Purchaser of funds in the amount of $80.00 in full payment for 1 Share of each of the eight Portfolios.

2. Purchaser represents and warrants to the Fund that the shares are being acquired for investment and not with a view to distribution thereof.

3. The Purchaser's rights under the Purchase Agreement to purchase shares in each of the Portfolios are not assignable.


         IN WITNESS WHEREOF, the parties have executed this agreement as of the 7th day of July, 1998.




                                        FFTW FUNDS, INC.

                                        By:____________________________
                                                 Stephen P. Casper
                                                 Director

                                        PURCHASER

                                        _____________________________
                                        By:      William E. Vastardis